Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Private and Confidential

Dated April 21, 2020

NAVITOR PHARMACEUTICALS, INC.

AND

SUPERNUS PHARMACEUTICALS, INC.

DEVELOPMENT AND OPTION AGREEMENT

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THIS DEVELOPMENT AND OPTION AGREEMENT (this “Agreement”), effective as of April 21, 2020 (the “Effective Date”), is entered into by and between NAVITOR PHARMACEUTICALS, INC., a company registered under the laws of the state of Delaware having offices at 1030 Massachusetts Avenue, Suite 410, Cambridge, MA 02138 (“Navitor”) and SUPERNUS PHARMACEUTICALS, INC., a corporation registered under the laws of the state of Delaware having offices at 9715 Key West Avenue, Rockville, MD 20850 (“Supernus”).

BACKGROUND

        WHEREAS, Supernus is a public, CNS specialty pharmaceutical company with assets in neurology (epilepsy, migraine) and a latestage pipeline in psychiatry;

        WHEREAS, Navitor owns or Controls the Product IP and Navitor is willing to continue certain research and development activities relating to the Compound during the Option Period and is willing to grant to Supernus the right to perform, and is willing to perform itself or cause to be performed on its behalf, certain activities in accordance with the Development Plan with respect to such Compound;

        WHEREAS, Navitor is also willing to grant Supernus an exclusive option to either (a) obtain an exclusive license, with the right to sublicense, to Exploit Products under the Product IP or (b) acquire the Product Specific IP and a license under the Product Useful IP, in each case, on the terms and conditions set forth herein; and

        WHEREAS, Supernus is willing to accept such exclusive option to obtain such exclusive license or acquire such assets from Navitor on the terms and conditions set forth herein.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.DEFINITIONS
        As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

a.“Additional R&D Funding” has the meaning set forth in Section 8.3(b).
b.“Affiliate” means with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” shall mean direct or indirect ownership of more than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or more than fifty percent (50%) of the equity interest in the case of any other type of legal entity, or any other arrangement whereby the Person has the power to elect a majority of the board of directors or equivalent governing body of a corporation or other entity, or the ability to cause the direction of the management or policies of a corporation or other entity. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

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c.“Agreement” has the meaning set forth above in the first paragraph.
d.“Alliance Manager” has the meaning set forth in Section 5.1.
e.“Audited Party” has the meaning set forth in Section 8.4.
f.“Auditing Party” has the meaning set forth in Section 8.4.
g.“Auditor” has the meaning set forth in Section 8.4.
h.“Bankruptcy Code” has the meaning set forth in Section 10.4(b).
i.“Budget” has the meaning set forth in Section 1.20.
j.“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
k.“Commercialize” means any and all activities directed to the promotion, marketing, distribution or sale (and offer for sale or import or export for sale or use) for a Product “Commercializing” and “Commercialization” have corresponding meanings.
l.“Commercially Reasonable Efforts” means with respect to activities of each Party under the Development Plan, the efforts and resources comparable to those undertaken by a biopharmaceutical or biotechnology company of comparable size and resources as the applicable Party relating to the Development of a similar product owned by such company, or to which such company has exclusive rights, with comparable market potential and at a similar stage in development or lifecycle. All relevant factors, as measured by the facts and circumstances at the time such efforts are due, shall be taken into account, including, as applicable and without limitation, stage of development; efficacy and safety relative to competitive products in the marketplace; actual or anticipated Regulatory Approval labeling; the nature and extent of market exclusivity (including patent coverage, proprietary position and regulatory exclusivity); and the cost and time required for and likelihood of obtaining Regulatory Approval.
m.“Compound” means NV5138 including any isomers, esters, salts, hydrates, solvates, and solid forms, including crystalline forms, thereof, including whether or not as the sole active ingredient.
n.“Confidential Information” means all secret, confidential or proprietary information, KnowHow, whether in written, oral, graphic, video, computer or other form, provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or its Affiliates pursuant to this Agreement, including information relating to the Disclosing Party’s existing or proposed research, development efforts or Patent applications, business or Exploitation of the Compound or Product and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:

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i.were already known to the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by or on behalf of the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;
ii.were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party through no breach of this Agreement by the Receiving Party;
iii.became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of its confidentiality or nonuse obligations under this Agreement;
iv.were subsequently lawfully disclosed to the Receiving Party by a Third Party who is not bound by any obligation of confidentiality known to the Receiving Party with respect to such information; or
v.were independently discovered or developed by or on behalf of the Receiving Party without the use of or reference to the Confidential Information belonging to the Disclosing Party and the Receiving Party has contemporaneous documentary evidence to that effect.
For purposes hereof, Confidential Information constituting (i) the Compound or Product and Product IP shall be the Confidential Information of Navitor (and Navitor shall be the Disclosing Party and Supernus shall be the Receiving Party with respect thereto) and (ii) the existence, scope and terms and conditions of this Agreement shall be the Confidential Information of both Parties (and both Parties shall be the Receiving Party with respect thereto). Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the Receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

a.“Confidentiality Agreement” means the Confidential Disclosure Agreement entered into by and between the parties on December 18, 2018.
b.“Control” or “Controlled” means with respect to any [**] or [**] or other intellectual property right, the legal authority or right (whether by ownership, license or otherwise other than by a license, sublicense or other rights granted pursuant to this Agreement) of a Party to grant a license or a sublicense of or under such [**], [**] or other intellectual property right to another Person, without breaching the terms of any agreement with, or misappropriating the proprietary or trade secret information of, or requiring the consent of, a Third Party. Notwithstanding anything in this Agreement to the contrary, Navitor and its Affiliates will not be deemed to Control any [**] or [**] intellectual property rights that are owned or in licensed by an acquirer of Navitor or its Affiliate, except (a) with respect to any such [**] or [**] arising from participation by employees or consultants of such acquirer in furtherance of this Agreement after such acquisition, (b) to

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the extent that any such [**] or [**] are included in or used in furtherance of the this Agreement by such acquirer after such acquisition, or (c) for [**] or [**] constituting improvements (or direct improvements to such improvements) to the [**] in existence prior to such acquisition, in each case, generated, developed or conceived by any employees or consultants of the acquirer.
c.“Cover”, “Covering” or “Covered” means with respect to a product, technology, process or method, that in the [**] of [**] of or a [**] a [**], the manufacture, use, offer for sale, sale or importation of such product or the practice of such technology, process or method would [**] such [**] (or, in the case of a [**] that has not yet [**], would [**] such [**] if it were to [**]).
d.“Development” means discovery and research activities and any and all development activities, including nonclinical, preclinical and clinical trials, post approval studies, supporting manufacturing, production process development and formulation and related regulatory activities, directed to obtaining and maintaining Regulatory Approval for a product. “Develop” and “Developing” have corresponding meanings.
e.“Development Costs” means those costs and expenses directly incurred in connection with the performance of any activities by a Party in accordance with the [**], including [**], [**] paid or payable to [**], and other [**] costs reasonably incurred in connection with the performance of such activities, costs related to [**] and [**] for [**] or [**] to [**] (including associated [**], [**] and [**] and other [**] fees), but excluding (a) [**] costs and [**] unless required to execute activities under the [**] and (b) [**].
f.“Development Plan” means the mutuallyagreed upon development plan setting forth development activities, and budget for Development Costs therefor (the “Budget”) on a monthly basis attached at Schedule 1.
g.“Development Program” means the program for the Development of the Compound pursuant to the Development Plan.
h.“Disclosing Party” has the meaning set forth in Section 1.14.
i.“Effective Date” has the meaning set forth above in the first paragraph of this Agreement.
j.“EMA” means the European Medicines Agency and any successor or replacement agency.
k.“Excluded Territory” means [**], including the [**], [**], [**] and [**].
l.“Excluded Territory Partner” has the meaning set forth in Section 4.8.
m.“Exploit” means to make, have made, import, have imported, use, sell or offer for sale, including to [**], [**], register, hold or keep (whether for disposal or otherwise), have used, export, have exported, transport, distribute, promote, market, have sold, have offered for sale, or otherwise exploit. “Exploitation” means the act of Exploiting the [**], [**] or [**].

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n.“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
o.“FDA” means the US Food and Drug Administration, and any successor or replacement agency.
p.“Field” means the treatment, prevention or prophylaxis of any and all human diseases or conditions.
q.“Future Proceeds” has the meaning set forth in Section 10.6(b).
r.“Investment Agreements” has the meaning set forth in Section 8.2.
s.“Joint Steering Committee” or “JSC” has the meaning set forth in Section 5.
t.“KnowHow” means all information, materials and knowhow including technology, experience, discoveries, improvements, enhancements, modifications, processes, formulae, data (including all preclinical, clinical, toxicological and pharmacological data), proprietary information and applicable trade secrets.
u.“License Agreement” has the meaning set forth in Section 2.1.
v.“License Option” has the meaning set forth in Section 2.1.
w.“Navitor” has the meaning set forth above in the first paragraph of this Agreement.
x.“Navitor Indemnitees” has the meaning set forth m Section 1 2.2.
y.“Option Exercise Notice” has the meaning set forth in Section 2.2(a).
z.“Option Fee” has the meaning set forth in Section 8.1.
aa.“Option Period” means the period commencing on the Effective Date and ending at midnight (US Eastern Time) on the [**] of: (a) [**] days following the date that the JSC [**] in accordance with Section 5.3(e) and, if necessary, Section 5.7, either (i) to progress to the [**] (which would be performed pursuant to the terms and conditions of the [**] or [**], as applicable) or (ii) to not progress to a [**] of a [**]; and (b) the date the Parties enter into the [**] or [**], as applicable.
ab.“Panel” has the meaning set forth in Section 5.7.
ac.“Party” means Supernus or Navitor; “Parties” means Supernus and Navitor.
ad.“Patents” means (a) all patents and patent applications (provisional and nonprovisional) anywhere in the world, including [**] applications, (b) all divisionals, continuations, continuations inpart thereof, or any other patent application claiming priority, or entitled to claim priority, directly or indirectly to (i) any such patents or patent applications or (ii) any patent or patent application from which such patents or patent applications claim, or is entitled to claim, direct or indirect priority, and (c) all patents issuing on any of the foregoing anywhere in the world (including from [**] applications), together with all registrations, reissues, reexaminations, patents of addition, utility

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models or designs, renewals, supplemental protection certificates, or extensions of any of the foregoing and counterparts thereof anywhere in the world.
ae.“Person” means any individual or any partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.
af.“Personnel Costs” means, for any period, the [**], based on the specific [**], [**], [**] and [**] and a [**] hour year, multiplied by the [**] of [**] on the Development Plan during such period. Navitor and Supernus will prepare a list of employees anticipated to work on the Development Plan as of the Effective Date and at the beginning of each Calendar Year; such list to specify: name of position, [**], [**], [**] and [**].
ag.“Phase 2 Studies” means human clinical studies of a Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the Regulatory Authority in a country other than the United States.
ah.“Phase 3 Studies” means human clinical studies of a Product that incorporates accepted endpoints for confirmation of statistical significance of efficacy and safety with the aim to generate data and results that can be submitted to obtain Regulatory Approval as described in 21 C.F.R. 312.21(c), or a similar clinical study prescribed by the Regulatory Authority in a country other than the United States.
ai.“Pipeline Product” means any composition of matter that has a [**] as the Compound (excluding Compound and Product) in the central nervous system for the [**] and, subject to the provisions of Section 3.3, that is Controlled by Navitor or its Affiliates during the Term.
aj.“Pipeline Product Transaction” has the meaning set forth in Section 3.1.
ak.“PK Study” means a clinical study that generally provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 C.F.R. §312.21(a), as amended (or its successor regulation).
al.“Product” means any product containing the Compound.
am.“Product IP” means, collectively, the Product Patents and Product KnowHow.
an.“Product KnowHow” means collectively, the Product Specific KnowHow and Product Useful KnowHow.
ao.“Product Patents” means, collectively, the Product Specific Patents and Product Useful Patents.
ap.“Product Specific IP” means, collectively, the Product Specific KnowHow and Product Specific Patents.

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a.“Product Specific KnowHow” means any and all KnowHow that is [**] to Exploit the Compound or any of the Products in the Field in the Territory and, in each case, is Controlled by Navitor or any of its Affiliates as of the Effective Date or at any time during the Term. “Product Specific KnowHow” includes [**] to the extent any such KnowHow is [**] to Exploit the Compound or any of the [**] in the Field in the Territory.
b.“Product Specific Patents” means any and all Patents that solely Cover the Compound or any of the Products or the Exploitation thereof in the Field in the Territory and, in each case, are Controlled by Navitor or any of its Affiliates as of the Effective Date or at any time during the Term. “Product Specific Patents” includes [**] to the extent any [**] Covers the Compound or any the [**] or the [**] thereof in the Field in the Territory.
c.“Product Useful IP” means, collectively, the Product Useful KnowHow and Product Useful Patents.
d.“Product Useful KnowHow” means, other than the Product Specific KnowHow, any and all KnowHow that is necessary or reasonably useful to Exploit the Compound or any of the Products in the Field in the Territory and, in each case, is Controlled by Navitor or any of its Affiliates as of the Effective Date or at any time during the Term. “Product Useful KnowHow” includes [**] to the extent any such KnowHow is [**] to Exploit the Compound or any of [**] in the Field in the Territory and is not Product Specific Know-How.
e.“Product Useful Patents” means, other than the Product Specific Patents, any and all Patents that Cover the Compound or any of the Products or the Exploitation thereof in the field in the Territory and, in each case, are Controlled by Navitor or any of its Affiliates as of the Effective Date or at any time during the Term. “Product Useful Patents” includes [**] to the extent any such Patents are [**] to Exploit the Compound or any of the [**] in the Field in the Territory and are not Product Specific Patents.
f.“Purchase Agreement” means, if Supernus exercises the Purchase Option, the agreement to be negotiated between the Parties, under which (a) Supernus would purchase from Navitor, and Navitor would sell to Supernus, the Product Specific IP, (b) Supernus would receive from Navitor a license under the Product Useful IP to Exploit the Compound and Products in the Territory and (c) Navitor would receive from Supernus a license under the Product Specific IP to (i) use the Compound and Products as tool compounds in internal preclinical Development and (ii) Exploit the Compound and Products (A) in all fields in the Excluded Territory and (B) outside the Field in the Territory.
g.“Purchase Option” has the meaning set forth in Section 2.1.
h.“R&D Support Activities” means all development activities necessary to develop a robust, scalable formulation, including the conduct of one (1) PK Study of the Compound or Product.
i.“Receiving Party” has the meaning set forth in Section 1.14.
7

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j.“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority, necessary to commercially manufacture, distribute, sell or market a product in a country, including any ND A Approval. “NDA Approval” means a new drug application for a drug filed in accordance with 21 C.F.R. Part 314.
k.“Regulatory Authority” means any national, supranational, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity (including the FDA and the EMA and any other agencies in any country) regulating or otherwise exercising authority with respect to the Exploitation of pharmaceutical products.
l.“Resulting IP” means the [**] and [**].
m.“Resulting KnowHow” means, other than [**], any and all KnowHow conceived, generated or developed by or on behalf of either Party alone or jointly by or on behalf of the Parties in the performance of the Development Program that is (a) [**] to [**] the [**] or any of the [**] in the [**] in the [**] or (b) [**] to [**] the [**] or any of the [**] in the [**] in the [**].
n.“Resulting Patents” means any and all Patents that Cover [**].
o.“Right of First Refusal” or “ROFR” has the meaning set forth in Section 3.1.
p.“ROFR Notice” has the meaning set forth in Section 3.1.
q.“Supernus” has the meaning set forth above in the first paragraph of this Agreement.
r.“Supernus Background IP” means [**] and [**].
s.“Supernus Background KnowHow” means any and all KnowHow Controlled by Supernus (a) as of the Effective Date or (b) during the Term (solely to the extent arising or acquired other than in the course of the performance of the Development Plan), in each case ((a) and (b)), that relates to Supernus’ technologies and expertise in product development and manufacturing.
t.“Supernus Background Patents” means any and all Patents that Cover [**].
u.“Supernus Improvements” means any derivatives of or improvements to the [**] that are conceived, generated or developed by or on behalf of either Party alone or jointly by or on behalf of the Parties in the performance of the Development Program. For the avoidance of doubt, Supernus Improvements do not include any [**] that is specific to a [**] or [**].
v.“Supernus Indemnitees” has the meaning set forth in Section 12.1.
w.“Supernus ROFR Response” has the meaning set forth in Section 3.2.
x.“Term” has the meaning set forth in Section 10.1.

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y.“Territory” means, subject to Section 4.8, the [**], excluding the Excluded Territory.
z.“Third Party” means any person who is not a Party or an Affiliate of a Party.
aa.“Third Party Subcontracts” has the meaning set forth in Section 4.6.
ab.“Valid Claim” means (a) a claim of an issued patent that has not expired or been abandoned, or been revoked, held invalid or unenforceable by a patent office, court or other governmental agency of competent jurisdiction in a final and nonappealable judgment (or judgment from which no appeal was taken within the allowable time period) and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise (i.e., only to the extent the subject matter is disclaimed or is sought to be deleted or amended through reissue); or (b) a claim of a pending patent application that was filed in good faith and has not been (i) abandoned, finally rejected or expired without the possibility of appeal or refiling, or (ii) pending for more than [**] years since such claim was first presented in unamended form.
1.GRANT OF OPTIONS
a.Option Grants. Navitor hereby grants to Supernus and Supernus hereby accepts an exclusive, option for Supernus to negotiate and (a) enter into an agreement with Navitor under which Supernus shall be granted an exclusive license (even with respect to Navitor and its Affiliates), with the right to sublicense (through multiple tiers), under the Product IP to Exploit the Compound and Products in the Field in the Territory on the relevant terms and conditions set forth in Schedule 2 attached hereto and such other terms and conditions to be negotiated in good faith and as are reasonable for agreements of this type (such agreement, the “License Agreement”) (such option, the “License Option”); or (b) enter into the Purchase Agreement on the relevant terms and conditions set forth in Schedule 2 attached hereto and such other terms and conditions to be negotiated in good faith and as are reasonable for agreements of this type (such option, the “Purchase Option”). For the avoidance of doubt, Supernus may exercise the License Option or the Purchase Option, but not both.
b.Option Exercise and Execution of License Agreement or Purchase Agreement.
i.Supernus may exercise the License Option or the Purchase Option at any time during the Option Period, in its sole discretion, by giving Navitor written notice thereof (an “Option Exercise Notice”). Such notice shall indicate whether Supernus is exercising the License Option or Purchase Option.
ii.[**] the Effective Date, Navitor and Supernus shall negotiate the [**] in good faith, with the goal of executing the [**] following the Effective Date. If the Parties execute the [**] prior to Navitor’s receipt of Supernus’ Option Exercise Notice indicating Supernus is exercising the License Option, then the [**] (i) shall indicate that the [**] set forth therein shall become [**] on the date during the Option Period, if any, on which Navitor receives Supernus’ Option Exercise Notice indicating Supernus is exercising the License Option and (ii) if agreed upon by the Parties, the [**] until the date referenced in the foregoing clause (i). Supernus hereby covenants to Navitor not to exercise any of the rights set forth in

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the [**], if any, on which Navitor receives Supernus’ Option Exercise Notice indicating that Supernus is exercising the License Option.
iii.Upon mutual agreement of the Parties, Navitor and Supernus shall negotiate in good faith the Purchase Agreement with the intention of entering into the same on or about the date of Navitor’s receipt of Supernus’ Option Exercise Notice indicating Supernus is exercising the Purchase Option.
2.GRANT OF RIGHT OF FIRST REFUSAL
a.ROFR. Navitor hereby grants Supernus a right of first refusal to negotiate for rights to Develop and Commercialize any Pipeline Product in the Territory (for each such a grant of rights to a Pipeline Product, a “ROFR”). Accordingly, prior to Navitor becoming bound by or a party to any bona fide term sheet, letter of intent, or other document that has been negotiated in good faith by Navitor with a Third Party pursuant to which Navitor proposes to assign, license, or otherwise grant or transfer any rights to a Third Party to Develop and Commercialize any Pipeline Product in the Territory (a “Pipeline Product Transaction”), Navitor shall provide written notice to Supernus that includes a written summary of the material terms of such proposed Pipeline Product Transaction (each, a “ROFR Notice”). Supernus may use the information contained in the ROFR Notice solely to determine whether to exercise its rights under Section 3.2. Such ROFR Notice shall, subject to confidentiality obligations to such Third Party, include a description of the Pipeline Product, the status of its Development and Commercialization (as applicable), the status of any discussions with Regulatory Authorities with respect to the same, the scope of the contemplated assignment, out license, or other grant of rights (including the territory in which the contemplated grant of rights would apply), and the contemplated commercial and financial terms. Notwithstanding the foregoing, Navitor shall not be obligated to disclose to Supernus the name of the Third Party with which Navitor proposes to enter into the Pipeline Product Transaction.
b.Exercise of ROFR. Within [**] days after receipt of a ROFR Notice, Supernus shall give Navitor written notice indicating whether Supernus desires to enter into a transaction with Navitor with respect to the relevant Pipeline Product on substantially the same terms as the proposed Pipeline Product Transaction (the “Supernus ROFR Response”). If in a Supernus ROFR Response, Supernus elects to pursue such transaction, then the Parties shall thereafter proceed to negotiate in good faith and finalize definitive agreements with respect to such transaction. If (a) Supernus does not deliver a Supernus ROFR Response with respect to a ROFR Notice indicating its desire to pursue such transaction within such [**]day period, (b) Supernus delivers a Supernus ROFR Response indicating it does not desire to pursue such transaction, or (c) Supernus timely delivers a Supernus ROFR Response indicating that Supernus desires to enter into a transaction with Navitor with respect to the relevant Pipeline Product on substantially the same a commercially reasonable efforts to negotiate the same, do not enter into definitive agreements with respect to such proposed transaction within [**] days following Supernus’ delivery of such Supernus ROFR Response, then in any such case ((a), (b) or (c)), Supernus’ ROFR with respect to such Pipeline Product shall automatically expire and Navitor shall be free to negotiate and consummate the Pipeline Product Transaction with any Third Party on terms that are substantially the same as, or more advantageous to Navitor than, the terms described in its ROFR Notice to Supernus for a period of one hundred and twenty (120)

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days following such expiration of the ROFR. If Navitor and a Third Party do not enter into such Pipeline Product Transaction on such terms within such one hundred and twenty (120) day period, then Navitor will be required to comply with the ROFR procedures set forth in this Section 3.2 again if it desires to enter into any Pipeline Product Transaction with a Third Party for the same Pipeline Product.
c.Limitations.
i.For the avoidance of doubt, the ROFR shall apply on a Pipeline ProductbyPipeline Product basis, and the failure of the Parties to enter into a definitive agreement with respect to any Pipeline Product shall relieve Navitor of its ROFR obligations (solely to the extent set forth in Section 3.2) with respect to that Pipeline Product only.
ii.In the event Navitor is acquired by a Third Party or acquires a Third Party, the ROFR shall [**] to (i) any products of any such acquired Third Party [**] as of the date of closing of such acquisition or (ii) [**] acquiror of Navitor.
3.ACTIVITIES DURING THE OPTION PERIOD
a.Activities and Development License. Subject to the terms and conditions of this Agreement, Navitor hereby grants to Supernus an exclusive, sublicensable (solely pursuant to Third Party Subcontracts in accordance with Section 4.6) license under the Product IP in the Territory in the Field for the sole purposes of enabling Supernus to carry out its activities in accordance with the Development Program and determining whether to exercise the License Option or Purchase Option; provided, however, that Navitor hereby retains on behalf of itself (and its Affiliates, subcontractors, licensees and sublicensees) the rights under the Product IP (i) to perform itself, or have performed by Third Parties, activities in accordance with the Development Program and (ii) to use the Compounds [**] in [**] and [**] in [**]. For the avoidance of doubt, Navitor retains all rights to Exploit the Compounds and Products, excluding any rights under the Supernus Background IP or Supernus Improvements, (A) in all fields in the Excluded Territory and (B) outside of the Field in the Territory.
b.Development.
i.During the Option Period, Supernus shall, subject to the limitations set forth in [**], conduct the R&D Support Activities in accordance with the Development Plan at its [**] and [**]. Supernus shall provide its personnel, expertise, technologies, and facilities to conduct such R&D Support Activities.
ii.During the Option Period, each Party shall use [**] to carry out all Development activities, including any preclinical and clinical testing contemplated by the Development Plan, assigned to such Party in the Development Plan.
iii.If a Party wishes to amend the Development Plan, including the Budget, it shall propose such amendment to the JSC for discussion at the next meeting of the JSC.

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iv.During the Option Period, at each meeting of the JSC, each Party shall provide the JSC with a written report summarizing all activities undertaken and all accomplishments achieved with respect to the Compound and Products and any Resulting KnowHow arising therefrom, if any, since the previous meeting of the JSC. Each Party shall consider in good faith any comments provided by the other Party in relation to the activities being conducted. If this Agreement expires or is terminated for any reason without the Parties entering into a License Agreement or Purchase Agreement, promptly following any such expiration and termination, Supernus shall provide to Navitor a final written report detailing all material [**] conceived, generated or developed by or on behalf of Supernus alone or jointly by or on behalf of the Parties.
v.Each Party shall maintain, and cause its employees and subcontractors to maintain, records and laboratory notebooks with respect to its performance of activities hereunder in sufficient detail and in a good scientific manner appropriate for (i) inclusion in filings with Regulatory Authorities, and (ii) obtaining and maintaining intellectual property rights and protections. Such records and laboratory notebooks shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved. Each Party shall periodically, but not more than [**] per [**] (unless otherwise required by applicable law or as necessary to provide information in response to a request from any Regulatory Authority), allow the other Party or a Third Party acting on its behalf to inspect and, to the extent necessary or useful for such regulatory or intellectual property protection purposes, copy such records and laboratory notebooks.
c.Technology Transfer. As soon as reasonably possible after the Effective Date, Navitor shall provide to Supernus copies of all [**] then Controlled by Navitor in order for Supernus to perform its activities under the Development Plan.
d.Assistance. During the Option Period, and upon reasonable written notice, each Party shall provide reasonable assistance during normal business hours as reasonably necessary and appropriate to enable the other Party to complete the activities assigned to the other Party in the Development Plan.
e.Manufacturing. Navitor shall manufacture sufficient quantities of NV5138 to conduct the activities contemplated by the Development Plan.
f.Subcontracts. Either Party may perform its activities under the Development Plan through Third Party subcontractors pursuant to written agreements (each such agreement, a “Third Party Subcontract”), provided that: (a) each Party shall notify the other of the identity of any proposed Third Party subcontractor and take into account the reasonable and timely comments of the other Party with respect to engaging such Third Party as a subcontractor generally; (b) no rights of either Party under this Agreement are diminished or otherwise adversely affected as a result of such subcontracting, (c) the subcontractor undertakes to comply with commercially reasonable obligations of confidentiality and nonuse regarding Confidential Information of the Disclosing Party, (d) the subcontractor agrees that any intellectual property developed in the course of the work under such subcontract shall be assigned to the Party engaging the subcontractor or such

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Party’s designee, so as to permit reassignment as required by the terms and conditions of this Agreement; provided, however, that a subcontracting Party (i) shall be entitled to grant customary carveouts such that inventions that are created, conceived or developed in connection with the performance of any subcontracted activities that are solely improvements to the subcontractor’s background intellectual property rights do not have to be assigned to such Party engaging such contractor and (ii) shall have the right to enter into clinical trial agreements with academic researchers at clinical trial sites for the conduct of any clinical study contemplated by the Development Plan on customary and reasonable terms, which such clinical trial agreements shall include the assignment to such subcontracting Party of all Resulting IP that is directed specifically to the Compound or Product that is the subject of such study (including the composition, or any method of use or manufacture, of the Compound or Product) or that are anticipated by the protocol for such study, or (e) notwithstanding the foregoing clause (d), solely in the case of a subcontractor that is an academic institution performing activities other than under a clinical trial agreement, the subcontractor must, at a minimum, grant the subcontracting Party an exclusive option to obtain a license to any intellectual property developed in the course of the work conducted under such Third Party Subcontract; provided, however, that a subcontracting Party shall be entitled to grant customary carveouts with respect to inventions that such option need not include inventions created, conceived or developed in connection with the performance of the relevant subcontracted activities that are solely improvements to such subcontractor’s background intellectual property rights. Absent the prior written agreement of the Parties, in no event may either Party allow any academic researcher to conduct an investigatorsponsored trial of the Compound or Product under this Agreement. Each Party shall oversee the performance of its subcontractors and shall at all times remain responsible for, and shall be liable under this Agreement with respect to, any breach of this Agreement resulting directly or indirectly from the performance, or failure to perform, by its subcontractors. Payment of all invoices to support the Development Plan and agreed to by the JSC will be made by [**]. To support those payments, prior to contracting with a subcontractor under this agreement, the contracting Party will provide requisite tax ID and vendor information to [**]. Other than start up fees, [**] for work completed as indicated in the invoice provided by the subcontractor.
g.Regulatory Affairs. During the Option Period, Navitor shall, in consultation with Supernus, be responsible for all communications with Regulatory Authorities regarding the Compound and Products. Such activities shall include preparing any regulatory submissions necessary for carrying out the activities set out in the Development Plan. Navitor shall consult with and provide Supernus with an opportunity to review and comment on the draft regulatory filings in the Territory for which Navitor is responsible and all substantive, nonadministrative regulatory submissions with respect to the Development Plan reasonably in advance of when Navitor intends to submit such regulatory submissions to a Regulatory Authority in the Territory. Supernus shall provide its comments within [**] days, or such other period of time agreed to by the Parties. Navitor will keep Supernus reasonably informed on regulatory filings that relate to the Compound or Product in the Excluded Territory. Supernus shall not make a regulatory submission related to the Compound or Product. Navitor shall invite at least one (1) representative of Supernus to any meeting or substantive telephone conference call with a Regulatory Authority in the Territory with respect to any matter related to the Compound or Product, or the Development Program to observe and participate in any

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such meeting or conference call. To the extent any such draft filings or any interaction with a Regulatory Authority requires information relating to the Compound or Product or development activities undertaken by Supernus, Supernus shall provide such assistance as Navitor reasonably requests in connection with the preparation of such filings or provision of information at no cost. All draft regulatory filings and any regulatory submissions made pursuant to this Agreement shall belong to [**].
h.Territory Expansion. If Navitor does not become bound by or a party to a final agreement with a [**] pursuant to which Navitor actually [**], [**], or otherwise [**] or [**] any [**] to a [**] to [**] or [**] the Compound or Product in all or part of the [**] (such [**], the [**]) within [**] months after the Effective Date, then Navitor shall promptly notify Supernus of such fact and, in such case, at midnight, eastern time, of the [**] of the [**] months after the Effective Date, the definition of “Territory” in this Agreement shall be automatically amended to include the [**] (i.e., the definition of “Territory” shall thereafter be [**]) and all references to the [**] shall automatically be [**] (mutatis mutandis).
4.ALLIANCE MANAGERS; JOINT STEERING COMMITTEE
a.Alliance Managers. Within [**] days after the Effective Date, each Party shall appoint an employee of such Party or of an Affiliate of such Party who possesses a general understanding of Development issues to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to the conduct of the Development Program (the “Alliance Managers”). Each Party may replace its Alliance Manager at any time upon written notice to the other Party. The Alliance Managers shall use good faith efforts to attend all meetings of the JSC, as a nonvoting member and may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention.
b.Formation and Purpose. Within [**] days after the Effective Date, the Parties shall create a joint steering committee (the “JSC”) to oversee the overall relationship between the Parties pursuant to the terms of this Agreement and to provide a forum for monitoring the activities being conducted by the Parties.
c.Purpose of the JSC. The JSC shall, among other things:
i.provide a forum for each Party to keep the other updated with regard to progress made by them under the Development Plan and any Resulting KnowHow arising, and to consider the reports provided by each Party pursuant to Section 4.2(d);
ii.oversee the performance of the Development Program, including R&D Support Activities;
iii.review and recommend to the Parties whether to enter into any proposed amendments to the Development Plan, including the Budget;
iv.review any regulatory activities conducted pursuant to Section 4.7;

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v.recommend to the Parties either (i) to progress to the first Phase 3 Study (which would be performed pursuant to the terms and conditions of the Purchase Agreement or License Agreement, as applicable) or (ii) to not progress to a Phase 3 Study of a Product; and
vi.act as the initial forum to discuss and resolve disputes arising under this Agreement.
d.Membership. The Parties shall each designate [**] of representatives who are employees of such Party or an Affiliate of such Party with appropriate expertise to serve as members of the JSC. The JSC shall be comprised of [**] senior decision making representatives of each Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party, provided that the Parties shall use reasonable endeavors to keep such replacements to a minimum.
e.Meetings. The JSC shall hold meetings no less frequently than once every [**] months. Meetings of the JSC may be held in person or by means of telecommunication (telephone, video, or web conferences); provided, however, that at least [**] meeting per year shall be held in person. The meetings shall be [**] by a representative from [**]. In addition, either Party may call an adhoc meeting of the JSC on [**] business days’ notice if a Party has a matter that should be considered by the JSC prior to the next regularlyscheduled meeting. The Parties shall alternate in designating the location for inperson meetings, with Navitor selecting the first meeting location. Other employees of each Party or any of its Affiliates involved in the activities under the Development Plan may attend meetings of the JSC as participants, and, with the consent of each Party, consultants, representatives, or advisors involved in the activities under the Development Plan may attend meetings of the JSC as observers; provided, however, that such Third Party representatives are under obligations of confidentiality and nonuse applicable to the Confidential Information of each Party that are commercially reasonable, and such Third Party representatives shall have no voting power. Each Party shall be responsible for all of its own expenses of participating in the JSC.
f.Meeting Agendas. Each Party shall disclose to the other proposed agenda items along with appropriate information at least [**] days in advance of each meeting of the JSC.
g.Unresolved Matters; Limitations of Committee Powers. The JSC shall operate by consensus with each Party having [**]. In the event that the JSC cannot reach consensus within [**] business days after the meeting during which a particular matter was discussed, such matter shall be elevated for discussion and resolution by the Chief Executive Officers of the Parties and such officers shall have a period of [**] calendar days to resolve the same. If the Chief Executive Officers reach consensus, such consensus shall be deemed a “recommendation of the JSC.” In the event that the Chief Executive Officers cannot reach consensus on such matter within such period, such matter shall be subject to dispute resolution by a three member panel of independent third party subject matter experts (“Panel”), where each Party appoints one (1) expert and the two appointed experts jointly appoint a third expert. The Panel will have a period of thirty (30) days from the date of appointment of the third expert to present its final recommendation by majority vote regarding the unresolved matter(s). Such final recommendation by the Panel shall be deemed a “recommendation by the JSC.” Each

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Party shall bear the cost of the expert appointed by such Party and shall share equally the cost of the third expert. JSC shall not have any power to amend this Agreement. Any amendment to the terms and conditions of this Agreement shall be implemented pursuant to Section 13.3.
5.CONFIDENTIALITY OBLIGATIONS
a.Protection of Confidential Information. The Receiving Party shall not disclose or disseminate Confidential Information of the Disclosing Party to any Third Party unless expressly permitted hereunder, and shall not use such Confidential Information for any purpose other than in performing the Receiving Party’s obligations or exercising the Receiving Party’s rights hereunder. In addition, the Receiving Party shall take reasonable steps to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential and/or proprietary material of a similar nature. The foregoing obligations shall apply equally to all copies, extracts and summaries of the Disclosing Party’s Confidential Information.
b.Certain Permitted Disclosures.
i.Disclosure Required by Law. Notwithstanding the foregoing, each of Navitor and Supernus may disclose Confidential Information of the other Party, including the terms of this Agreement, to a Third Party to the extent such disclosure is made in response to a valid order of a court of competent jurisdiction or other supranational, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the Receiving Party’s legal counsel, such disclosure is otherwise required by applicable law, including by reason of filing with securities regulators; provided, however, that if a Party is required by applicable law to make any such disclosure of the Disclosing Party’s Confidential Information, to the extent it may legally do so it shall give at least [**] business days advance notice to the Disclosing Party of such disclosure and shall consider in good faith any comments made by the Disclosing Party and shall reasonably cooperate with the Disclosing Party to secure confidential treatment of such Confidential Information prior to disclosure (whether through protective orders or otherwise); and provided, further, that the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order.
ii.Disclosure to Certain Third Parties. The Receiving Party may disclose such of the Disclosing Party’s Confidential Information to its Affiliates, employees and permitted subcontractors who have a need to know such Confidential Information for purposes of performing obligations or exercising rights hereunder and who are bound by written obligations of confidentiality and nonuse at least as stringent as those by which the Receiving Party is bound hereunder; provided that subcontractors must be subject to obligations of confidentiality and nonuse to the extent required by Section 4.6.

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iii.Disclosure to Investors and Acquirers. The Receiving Party may disclose such of the Disclosing Party’s Confidential Information to potential or actual investors, acquirers or strategic partners as may be necessary in connection with their evaluation of such potential or actual investment or acquisition or relationship; provided, however, that such persons shall be bound by written obligations of confidentiality and nonuse at least as stringent as those by which the Receiving Party is bound under this Article 6 (but subject to a shorter period of confidentiality and nonuse if customary under the circumstances).
c.Return of Confidential Information. Upon expiration or termination of this Agreement, the Receiving Party shall promptly return, or at the Disclosing Party’s request, destroy or delete, all of the Disclosing Party’s Confidential Information except to the extent that the Receiving Party has a continuing license to use such Confidential Information, provided that the Receiving Party may retain one copy for its legal files, which shall remain subject to the confidentiality and nonuse restrictions set forth in this Article 6.
d.Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information, it shall promptly notify the Disclosing Party of such unauthorized use or disclosure.
e.Public Disclosure. Neither Party shall use the name, logo or trademark of the other Party or of any director, officer, employee or agent of the other Party or any adaptation thereof in any advertising, promotional or sales literature, publicity or in any document employed to obtain funds or financing without the prior written approval of the Party or individual whose name is to be used. The restrictions imposed by this Section 6.5 shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted). Without limiting the foregoing, neither Party shall issue any public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except as permitted by Section 6.2(a). Notwithstanding the foregoing, neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment to this Agreement that has already been publicly disclosed by such Party or its Affiliate or by the other Party or its Affiliate, in accordance with this Section 6.5, provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable.
f.Survival. The obligations of confidentiality and nonuse shall survive for a period of [**] years after expiry or termination of this Agreement.
6.INTELLECTUAL PROPERTY
a.Ownership; Disclosure; License.
i.Except as expressly set forth herein, ownership and inventorship, as applicable, of all [**] created, conceived or developed by or on behalf of either Party alone or jointly by or on behalf of the Parties in the performance of the Development

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Program, and of all Patents that Cover such [**], shall be determined in accordance with U.S. law.
ii.As between the Parties, Navitor shall own all rights, title, and interest in and to all [**]. Supernus shall promptly disclose to Navitor in writing all [**] created, conceived or developed by or on behalf of Supernus solely or jointly by or on behalf of the Parties.
iii.As between the Parties, [**] shall own all rights, title, and interest in and to all [**] and all [**]. Navitor shall promptly disclose to Supernus in writing all [**]created, conceived or developed by or on behalf of Navitor solely or jointly by or on behalf of the Parties.
b.Assignment. Supernus hereby assigns, and agrees to assign, all of its rights, title and interest in and to all [**] to Navitor. Navitor hereby assigns, and agrees to assign, all of its rights, title and interest in and to all [**] and all [**]. Each assigning Party shall take all actions and provide the other Party with all reasonably requested assistance to effect the foregoing assignments. Without limiting the foregoing, the assigning Party shall, and shall procure that any of its employees, agents and subcontractors shall, do all acts and things (including making declarations, oaths and providing assistance in relation to the supply of information for any patent applications) and execute all documents that may be reasonably necessary under the laws of any country for ensuring that all rights held by them in any (a) [**] are assigned to Navitor or (b) [**] or all [**] are assigned to Supernus, as applicable.
c.Preparation, Filing, Prosecution, Maintenance and Enforcement of Patents.
i.Navitor shall have the sole right (but not the obligation) to (i) prepare, file, prosecute and maintain all [**]; (ii) defend any proceedings initiated by a Third Party claiming that the [**], is invalid or any patent owned by or licensed to such Third Party is infringed by use of any [**], and (iii) enforce any [**] against any Third Party and shall keep any and all proceeds resulting therefrom.
ii.Navitor shall keep Supernus reasonably informed of all aspects of such preparation, filing, prosecution and maintenance of the [**] in the Territory in the Field, including providing such information and documentation as Supernus may reasonably require from time to time, and Navitor shall in good faith consider Supernus’ requests, comments and recommendations regarding the same. In the case of [**], Navitor and Supernus shall seek to agree on the strategy and activities related to the preparation, filing, prosecution and maintenance of the [**] in the Field in the Territory; provided, however, that [**] shall have final decisionmaking authority in such matters.
iii.Supernus shall have no right to prepare, file, prosecute, maintain, defend or enforce the [**], including [**].
iv.Navitor shall not abandon any [**] in the Field in the Territory or fail to prosecute, maintain, defend or enforce the [**], including [**], in the Field in the Territory without first giving Supernus sufficient notice to, at its discretion, assume responsibility or take on necessary responsibilities, in Navitor’s name, to

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prosecute, maintain, defend or enforce such [**] at Supernus’ cost. Supernus shall keep Navitor reasonably informed of all aspects of such, prosecution, maintenance, defense or enforcement of such [**].
v.In the event that this Agreement expires or terminates without the Parties entering into a License Agreement or Purchase Agreement, Supernus shall immediately cede to Navitor all right and responsibility to prosecute, maintain, defend or enforce [**] for which Supernus assumed responsibility pursuant to Section 7.3(d). The Parties shall reasonably cooperate with each other in all activities pursuant to Section 7.3(d) and 7.3(e), at Navitor’s cost.
7.FINANCIAL PROVISIONS
a.Option Payment. In partial consideration of the rights granted to Supernus hereunder, including the License Option and Purchase Option, Supernus shall pay to Navitor a onetime, nonrefundable and noncreditable option issue fee of Ten Million Dollars ($10,000,000), which amount shall be paid within [**] business days after the [**] (the “Option Fee”).
b.Equity Investment. In partial consideration of the rights granted to Supernus hereunder, Supernus shall within [**] business days after the [**] invest Fifteen Million Dollars ($15,000,000) in the equity of Navitor, pursuant to the Series D documentation attached as Exhibit A (collectively, the “Investment Agreements”), which represents Supernus ownership of Navitor of thirteen percent (13%) as of the Effective Date. The shares issued to Supernus shall be subject to the terms and conditions of the Investment Agreements. Such equity consideration is [**] to any [**] under this Agreement.
c.Development Costs.
i.Subject to the terms and conditions of this Agreement, Supernus shall bear (i) all Development Costs incurred by Navitor or Supernus up to a maximum of Fifty Million Dollars ($50,000,000); provided that the costs and expenses for [**] shall not count toward such maximum; and (ii) all costs and expenses incurred by Supernus for [**]. Subject to Section 8.3(b), Navitor shall bear the Development Costs in excess of Fifty Million Dollars ($50,000,000). Navitor shall invoice Supernus monthly in arrears for Development Costs incurred by Navitor, within [**] calendar days of the month end.
ii.Notwithstanding the foregoing, at Navitor’s request and only with the written consent of Supernus, which consent shall be in its sole and absolute discretion, Supernus shall pay Navitor’s Development Costs in excess of Fifty Million Dollars ($50,000,000) (“Additional R&D Funding”). Any such Additional R&D Funding shall be [**] any [**] to [**] under this Agreement or, if [**] by the Parties, the [**] or [**]. Navitor shall invoice Supernus monthly [**], within [**] calendar days of the month end, for Additional R&D Funding requested by Navitor and agreed by Supernus to be borne by Supernus.
iii.Each such invoice issued under Section 8.3(a) or 8.3(b) shall specify in reasonable detail all Development Costs, including personnel costs by name of the person, their function, their hourly rate, number of hours worked and a short

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description of effort. If reasonably requested by Supernus, Navitor shall promptly provide any invoices or other supporting documentation for any payments to a Third Party or other documentation, for any and all expense in excess of [**] ($[**]). Supernus shall pay each invoice within [**] days of receipt of such invoice.
d.Records and Audits. Each Party shall keep complete, true and accurate books and records in accordance with its accounting standards in relation to Development Costs. Each Party shall keep such books and records for at least [**] years following the Calendar Year to which they pertain. Either Party may, upon written request, cause an internationallyrecognized independent accounting firm (such firm, the “Auditor”) (such Party, the “Auditing Party”), which is reasonably acceptable to the other Party (the “Audited Party”) to inspect the relevant records of the Audited Party and its Affiliates to verify the Development Costs claimed to be incurred by the Audited Party that apply to the limit set forth in Section 8.3(a)(1) or are subject to reimbursement pursuant to Section 8.3(b) and the related reports, statements and books of accounts, as applicable. Before beginning its audit, the Auditor shall execute an undertaking acceptable to the Audited Party by which the Auditor agrees to keep confidential all information reviewed during the audit. The Auditor shall have the right to disclose to the Auditing Party only its [**] regarding any [**] under this Agreement. The Audited Party and its Affiliates shall make their relevant records available for inspection by the Auditor during regular business hours at such place or places where such records are customarily kept, upon receipt of reasonable advance notice from the Auditing Party. The records shall be reviewed solely to verify the accuracy of the Audited Party’s Development Costs that apply to the limit set forth in Section 8.3(a)(1) or are subject to reimbursement pursuant to Section 8.3(b). Such inspection right shall not be exercised more than [**] in any Calendar Year and not more frequently than [**] with respect to records covering any specific period of time. In addition, the Auditing Party shall only be entitled to audit the books and records of the Audited Party from the [**] Calendar Years prior to the Calendar Year in which the audit request is made. The Auditor shall provide its audit report and basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before it is considered final. In the event that the final result of the inspection reveals an underpayment or overpayment by the Auditing Party, the underpaid or overpaid amount shall be settled promptly. The Auditing Party shall pay for such inspections, as well as its expenses associated with enforcing its rights with respect to any payments hereunder; provided that if an [**] of more than [**] percent ([**]%) of the total payments due hereunder for the applicable [**] is discovered, the fees and expenses charged by the Auditor shall be paid by the Audited Party.
e.Late Payments. Without limiting any other rights or remedies available to Navitor, Supernus shall pay interest on any payments that are not paid on or before the date such payments are due under this Agreement at a rate equal to the [**] of (a) [**] percent ([**]%) above the prime rate as reported by Citibank, New York, New York on the date such payment was due to be paid, or (b) the [**] applicable [**] on such date, calculated on the total number of [**] payment is delinquent.
f.Tax Treatment. For U.S. federal income and other applicable tax purposes, Navitor and Supernus agree to treat the grant of the Purchase Option and the License Option as a separate and independent transaction from the equity investment contemplated by

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Section 8.2, and to report the transactions contemplated by this Agreement on U.S. federal income tax and other applicable tax returns in accordance with this Section 8.6 unless otherwise required by applicable law.
8.NOTICES
a.Notices. Any notice required or permitted to be given hereunder shall, except where specifically provided otherwise, be given in writing to the person listed below by personal delivery or reputable international business courier with guaranteed three (3)day delivery:

If to Navitor: Navitor Pharmaceuticals, Inc. 1030 Massachusetts Avenue, Suite 410 Cambridge, MA 02138 Attn: CEO [**]	If to Supernus: Supernus Pharmaceuticals, Inc. 9715 Key West Avenue Rockville, MD 20850 Attn: CEO [**]

With copy to (which shall not constitute notice): [**]	With a copy to: [**]
or to such address as a Party designates by written notice to the other. Notices shall be effective upon receipt.

9.TERMINATION
a.Term. The term of this Agreement shall commence on the Effective Date, and unless earlier terminated in accordance with Section 10.2, 10.3 or 10.4, shall remain in effect until the expiration of the [**] (the “Term”).
10.2 Termination for Breach. In the event of a material breach by either Navitor or Supernus of any of the obligations contained in this Agreement, the other Party shall be entitled to terminate this Agreement by notice provided that such notice shall specify such breach or breaches, and provided that the Party committing such breach or breaches shall be entitled to a period of [**] days from the delivery of such notice in which to remedy or to undertake to remedy the same. In the case the defaulting Party shall fail to remedy the breach or to undertake to remedy the breach to the reasonable satisfaction of the nonbreaching Party, subject to the terms and conditions of this Agreement, the nonbreaching Party shall have all rights under law and equity including the rights (i) to terminate this Agreement in whole or in part by notification to the Party in default, (ii) to [**] and [**] to which it is entitled under [**], and [**], including [**]. Failure of a Party to exercise its rights under this Section 10.2 shall not be construed as a waiver as tofuture breaches whether or not they are similar, or waiver of am other remedies to which the terminating Party may be entitled.
a.Termination by Supernus. Supernus may terminate this Agreement for any reason following the Effective Date provided that Supernus shall give Navitor [**] of termination.
b.Termination for Insolvency.
1.Either Party may terminate this Agreement if, at any time (i) the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization (save for solvent reorganization or solvent reconstruction) or for an arrangement or for the appointment of a receiver or trustee of the Party or of substantially all of its

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assets, (ii) the other Party proposes a written agreement of composition or extension of substantially all of its debts, (iii) the other Party is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition is not dismissed within [**] after the filing thereof, (iv) the other Party proposes to be a party to any dissolution or liquidation or (v) the other Party makes an assignment of substantially all of its assets for the benefit of creditors.
2.Bankruptcy Protections. The Parties acknowledge and agree that any [**] entered into in accordance with Section 2(a) of this Agreement will be an [**] under Section [**] of the [**]. The Parties further acknowledge and agree that, in the event that Navitor becomes a debtor in bankruptcy and it or its trustee rejects such [**], Supernus may elect to treat the [**] as terminated by such rejection to the extent provided in Section 365(n)(l)(A) or retain [**] (including a [**] to enforce any [**] but excluding any other [**] under applicable non-bankruptcy law to specific performance) and any agreement supplementary to the [**], as such [**] existed immediately before the bankruptcy case commenced, for the duration of the [**] and any period for which the [**] may be extended under applicable non-bankruptcy law. Moreover, in the event this Agreement is rejected by Navitor or its bankruptcy trustee in a bankruptcy case in which Navitor is the debtor, following such rejection, Navitor irrevocably consents to termination of the automatic stay to the extent necessary to enable Supernus to exercise its Section 365(n) rights relating to this Agreement, any [**] rejected in connection with the rejection of this Agreement, and any [**] to this Agreement or to a [**] rejected in connection with the rejection of this Agreement.
c.Effects of Expiration or Termination.
3.Effects Generally. Upon expiration or termination of this Agreement for any reason:
i.the Parties’ rights and obligations under this Agreement shall terminate, and neither Party shall have any further rights or obligations under this Agreement from and after the effective date of termination, except as set forth in this Article 10;
ii.the [**] and [**] will terminate; and
iii.all [**] and [**] with respect to the Compound or Products granted to Supernus under Section 2.1 shall immediately terminate, and all such rights shall revert back to Navitor.
4.Development Costs. Upon expiration of this Agreement or termination (i) by Navitor under Section 10.2, unless to the extent the relevant material breach of Supernus is the result of Navitor’s material breach, or (ii) by Supernus under Section 10.3, Supernus shall pay Navitor any unpaid amounts that have been incurred or that have been committed to a Third Party and are noncancellable or nonrefundable as of the date of such expiration or termination.
5.Investment Agreements. The Investment Agreements shall survive any expiration or termination of this Agreement in accordance with their terms.

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d.Additional Effects upon Expiration Prior to Option Exercise.
6.In the event of expiration of this Agreement (but not termination) and Supernus did not exercise the License Option or the Purchase Option as of such date of expiration Navitor shall pay to Supernus [**] percent ([**]%) of any [**] received by Navitor or any of its Affiliates. For clarity, and without limiting the foregoing, in no event shall Navitor pay any percentage of such [**] to Supernus in the event that Navitor terminates this Agreement pursuant to Section [**] or [**]. Navitor shall make payments to Supernus under this Section 10.6(b) within [**] days of receiving the corresponding payment from a [**].
7.“Future Proceeds” means (i) if and to the extent Navitor or its Affiliates [**] any [**] to [**] in the [**], Navitor’s and its Affiliates [**] from [**] (per U.S. Generally Accepted Accounting Principles or IFRS) of such [**] in the [**] and (ii) if and to the extent Navitor or its Affiliates [**] a [**] in the [**] to a [**] under any [**] or [**] for the purpose of [**] or [**] a [**] in the [**] that was being [**] under this Agreement or [**], directly or indirectly, any [**] or [**] in the [**] to a [**], all [**] (e.g., [**], [**], [**], [**], other similar [**], [**], and/or [**]) received by Navitor and its Affiliates from a [**] directly attributable to such [**] or [**]; provided that, any [**] received from a [**] for such [**] or [**] shall be included in Future Proceeds at the [**] thereof as determined by an [**] or [**] mutually acceptable to the Parties. Future Proceeds [**]: (A) payments made at [**] to [**], [**], [**] and [**] activities; (B) [**]; (C) payments to [**], [**], [**] or other types of [**] of Navitor or its Affiliate at [**] (provided, however, that any [**] in [**] of [**] shall not be [**]); (D) [**] for the [**] of [**] by Navitor or its Affiliate made at prices in compliance with the rules of applicable tax authorities; and (E) payments or reimbursement of [**], [**], [**] and [**] and other related expenses. Notwithstanding the immediately preceding sentence, [**] or [**] set forth in provisos (A) and/or (B) herein, shall not be [**] Future Proceeds, if, based on the facts and circumstances, either of them, or both in the aggregate, are structured to avoid or circumvent proceeds as bona fide Future Proceeds.
8.To the extent that intellectual property rights or other rights or obligations other than [**] or [**] are [**], [**] or [**] by Navitor, in connection with a [**] of any [**] or [**], then, when determining the Future Proceeds, that portion of the [**] by Navitor and included in Future Proceeds shall be [**] between the [**] or [**] and those other rights and obligations, and such [**] shall be reasonable and in accordance with customary standards in the industry. Navitor shall promptly deliver to Supernus a written report setting forth such [**]. In the event Supernus disagrees with the determination made by Navitor, Supernus shall so notify Navitor within [**] days of receipt of Navitor’s report and the Parties shall meet to discuss and resolve such disagreement in good faith. If the Parties are unable to agree in good faith as to such [**] within [**] days, then the matter shall be submitted in accordance with the dispute resolution process set forth in Section 13.2.
e.Survival. Articles [**], [**] and [**] (but not Section [**]), [**] (but not Section [**]), [**], [**], and [**] (regarding Article [**], for the time period set forth therein) and

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Sections [**] (only the last sentence), [**], [**], [**] and [**] shall survive any expiration or termination of this Agreement. Termination or expiration of this Agreement shall not affect either Party’s liability for any breach of this Agreement it may have committed before such expiration or termination, and the Parties shall not be relieved of: (a) any obligations accruing before the effective date of termination or expiration, or (b) any other obligation under this Agreement that survives termination or expiration pursuant to the express provisions of this Agreement.
10.REPRESENTATIONS, WARRANTIES AND COVENANTS
a.Navitor hereby represents and warrants to Supernus, as of the Effective Date, that:
9.All Product Patents that exist as of the Effective Date and associated patent applications that may issue as Product Patents are listed in Exhibit B.
10.Navitor or its Affiliates has the right to grant the License Option, the Purchase Option and the licenses referred to herein.
11.No other Person has any option, license or right granted by Navitor or its Affiliates to Exploit the Compound or Product in the Territory in the Field, nor is the Compound or Product subject to any lien, claim, restriction or other encumbrance in the Territory.
(d) Noninfringement of Third Party Rights. Navitor has not received in writing any complaint, claim or notice, or threat of any of the foregoing, (including any notification that a license under any patent is or may be required) alleging that the Compound infringes or misappropriates of any Patents or KnowHow of any Third Party, and Navitor has not received a written request or demand for indemnification or defense received by Navitor from any Third Party in connection with a Product. To the knowledge of Navitor, the Exploitation of Product by or on behalf of Navitor prior to the Effective Date did not infringe the intellectual property rights of any Third Party.
1.Navitor has no knowledge of any circumstances that may negate the validity or enforceability of any Product Patents that exist of the Effective Date. All issuance, renewal, maintenance and other payments that are or have become due prior to the Effective Date with respect to the Product Patents that exist as of the Effective Date have been timely paid by or on behalf of Navitor. As of the Effective Date, no third party has any right to terminate any license granted to Navitor with respect to any Product Patent.
2.Prosecution Matters. To the knowledge of Navitor, there are no inventorship challenges, opposition or nullity proceedings or interferences declared, commenced, provoked, or threatened, with respect to any Product Patents. Navitor and, to the knowledge of Navitor, entities involved in the prosecution of the Product Patents (such as all attorneys, inventors, agents and others involved in prosecution) are in compliance with their duty of candor and disclosure to the United States Patent and Trademark Office and any foreign patent office requiring such disclosure with respect to all Product Patents and filed by or on behalf of Navitor and have made no material misrepresentation in such

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applications. Navitor has no knowledge of any information that would preclude Navitor from having clear title to the Product IP.
1.Infringement of Navitor’s Rights. To the knowledge of Navitor, no Third Party is as of the Effective Date infringing or misappropriating any of the Product IP or has any right granted by Navitor or its Affiliate to develop or Commercialize the Product in the Field in the Territory without the prior written consent of Navitor, its Affiliates or sublicensees, as applicable.
2.Employee and Inventor Assignments. Each employee of Navitor or its Affiliates, and who is an inventor of a Product Patent has executed a valid and binding written agreement expressly assigning to Navitor, or an Affiliate thereof, as appropriate, all right, title and interest in any inventions, whether or not patentable, created, conceived or developed during the term of such employee’s employment and all patents and knowhow rights therein.
3.Support and Funding. Navitor has neither sought, applied for nor received any support, funding, resources or assistance from any federal, state, local or foreign governmental agency or funding source in connection with the development or exploitation of Product.
4.Debarment. (i) Navitor is not debarred, has not been convicted, and is not subject to debarment or conviction pursuant to Section 306 of the FD&C Act (21 U.S.C. §335a) and (ii) in the course of the research or development of the Compound, Navitor has not used any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to Navitor’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act (21 U.S.C. §335a).
a.Representations and Warranties of Each Party. Each Party represents and warrants to the other Party, as of the Effective Date, that it has the full right and authority to enter into this Agreement, and that it is not aware of any impediment which would inhibit its ability to perform the terms and conditions imposed on it by this Agreement.
b.Covenants of Each Party. Each Party covenants to the other Party, as of the Effective Date:
5.it shall comply with applicable laws in the course of performing its obligations or exercising its rights pursuant to this Agreement; and
6.in the course of the Development of the Compound or Products, it shall not use any employee, consultant, agent or independent contractor who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority or has been convicted pursuant to Section 306 of the FD&C Act (21 U.S.C. §335a).

a.No Other Representations or Warranties.

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EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 11, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING [**] OF [**], [**] A [**], [**], OR [**] OF [**], IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

1.INDEMNIFICATION; LIMITATION OF LIABILITY
a.By Navitor. Navitor shall indemnify, defend and hold harmless Supernus and its Affiliates and its and their respective directors, officers, employees, and agents (the “Supernus Indemnitees”) from and against any and all costs, expenses, liabilities, damages, losses and harm (including reasonable legal expenses and attorneys’ fees) arising out of or resulting from any third party suits, claims, actions, or demands (collectively, “Claims”) to the extent resulting from or caused by: (a) the negligence, recklessness or willful misconduct of any Navitor Indemnitee in connection with this Agreement; (b) Navitor’s breach of its obligations, warranties, or representations under this Agreement, or Navitor’s fraud in making its warranties or representations under this Agreement; or the Development of the Compound or Products by or on behalf of Navitor except in each case ((a) through (c)) to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any Supernus Indemnitee in connection with this Agreement or Supernus’ breach of its obligations, warranties, or representations under this Agreement or is subject to indemnification by Supernus pursuant to Section 12.2.
b.By Supernus. Supernus shall indemnify, defend and hold harmless Navitor and its Affiliates and its and their respective directors, officers, employees, and agents (the “Navitor Indemnitees”) from and against any and all Claims to the extent resulting from or caused by: (a) the negligence, recklessness or willful misconduct of any Supernus Indemnitee in connection with this Agreement; (b) Supernus’ breach of its obligations, warranties, or representations under this Agreement or Supernus’ fraud in making its warranties or representations under this Agreement; or (c) the Development of Compound or Products by or on behalf of Supernus, except in each case ((a) through (c)), to the extent that a Claim arises out of or results from the negligence, recklessness or willful misconduct of any Navitor Indemnitee in connection with this Agreement or Navitor’s breach of its obligations, warranties, or representations under this Agreement or is subject to indemnification by Navitor pursuant to Section 12.1.
c.Indemnification Conditions and Procedures. Each Party’s agreement to indemnify, defend and hold harmless the other Party is conditioned on the indemnified Party: (a) providing written notice to the indemnifying Party of any claim or demand for which is it seeking indemnification hereunder promptly after the indemnified Party has knowledge of such claim; (b) permitting the indemnifying party to assume full responsibility to investigate, prepare for and defend against any such claim or demand, except that the indemnified Party may cooperate in the defense at its expense using its own counsel; (c) assisting the indemnifying Party, at the indemnifying Party’s reasonable expense, in the investigation of, preparing for and defense of any such claim or demand;

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and (d) not compromising or settling such claim or demand without the indemnifying Party’s written consent.
d.Limitation of Liability. EXCEPT FOR (A) DAMAGES AVAILABLE FOR [**] OF [**] OBLIGATIONS UNDER ARTICLE [**] AND (B) LIABILITY ARISING OUT OF THE INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTIONS [**] AND [**], NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY [**], [**], [**] OR [**] OR [**] ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.
e.Insurance. Each Party, at its sole cost and expense, shall secure and maintain in full force and effect during the Term the following minimum insurance coverage with financially sound and nationally reputable insurers: (a) Workers’ Compensation insurance with coverage in accordance with statutory limits, (b) Commercial General Liability insurance, including blanket contractual liability with limits of not less than $[**] per occurrence and $[**] aggregate and (c) Product Liability insurance with limits not less than $[**] per occurrence and $[**] aggregate. Certificates evidencing such insurance shall be made available for examination upon request by the other Party.
2.MISCELLANEOUS
a.Governing Law. This Agreement and any dispute or claim arising out of or in connection with it (whether contractual or noncontractual in nature such as claims in tort, from breach of statute or regulation or otherwise) shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided that any dispute with respect to infringement, validity, or enforceability of any Patent, which shall be governed by and construed and enforced in accordance with the laws of the jurisdiction in which such Patent is issued or published.
13.2 Arbitration. Except for matters that are subject to Section 5.7, any dispute or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by arbitration under the rules of the Commercial Arbitration Rules of the American Arbitration Association, which only are deemed incorporated into this Section 13.2. The place of arbitration shall be Delaware. The language to be used in the arbitration procedures shall be English. The arbitration proceedings including any outcome shall be confidential. Nothing in this Section 13.2 shall preclude either Party from seeking equitable interim or provisional relief from a court of competent jurisdiction including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. The number of arbitrators shall be three (3) of which each Party shall appoint one (1), the arbitrators so appointed shall select the third and final arbitrator. The arbitrators shall have at least ten (10) years of experience with pharmaceutical option and licensing disputes.

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a.Assignment. This Agreement and the rights and obligations of each Party under this Agreement cannot be assigned or otherwise transferred by either Party without the prior written consent of the other Party; provided, however, that (a) either Party may assign or transfer this Agreement, without such consent (but with written notice to the other Party promptly following such assignment or transfer), to an Affiliate of such Party and (b) either Party may assign or transfer this Agreement, without such consent (but with written notice to the other Party promptly following such assignment or transfer) to a successor in interest to all or substantially all of the business or assets of such Party to which this Agreement relates, whether by merger, consolidation, reorganization, acquisition, sale of stock, sale of assets, royalty factoring or similar transaction or series of transactions. Any permitted assignment of the rights and obligations of a Party under this Agreement shall be binding on, and inure to the benefit of and be enforceable by and against, the successors and permitted assigns of the assigning Party. Any permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 13.3 shall be null, void and of no legal effect.
b.Entire Agreement and Amendment. This Agreement, including the schedules and appendices hereto set forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all previous agreements with respect to the subject matter hereof, whether written or oral, including, effective as of the Effective Date, the Confidentiality Agreement; provided that all information disclosed or exchanged under such agreement shall be treated as Confidential information hereunder. This Agreement may be amended only by a written instrument duly executed by both Parties.
c.Waiver. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.
d.Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Schedules or Exhibits mean the particular Articles, Sections, Schedules and Exhibits of or to this Agreement and references to this Agreement include all Schedules and Exhibits hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Schedules); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (f) provisions that require that a Party or the Parties hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) the word “will” shall be construed as having the same meaning as the word “shall”; and (j) the word “law” (or “laws”) when used herein means any applicable, legally binding statute,

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ordinance, resolution, regulation, code, guideline, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a government entity, together with any thencurrent modification, amendment and reenactment thereof, and any legislative provision substituted therefor. All references to “$” or “Dollar” amounts shall be deemed to be U.S. Dollars. The Parties and their respective counsel have had an opportunity to fully negotiate this Agreement. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall favor or disfavor any Party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement shall be used in the interpretation or construction of this Agreement.
a.Force Majeure; COVID19. Neither Party will be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent that such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts, or other labor disturbances, pandemics, fire, earthquakes, floods, or other acts of God. The affected Party will notify the other Party of such force majeure circumstances as soon as reasonably practical, and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances and resume performance of its obligations hereunder. Without limiting the foregoing, the Parties will agree on extensions to timelines set forth in the [**] or in this Agreement to account for delays in carrying out activities set forth in the [**], in each case, to the extent such delays are a result of disruptions to business caused by the COVID19 pandemic or related laws and regulations.
[Signature Page Follows]

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NAVITOR PHARMACEUTICALS, INC. Signed:/s/ Thomas E. Hughes Name: Thomas E. Hughes, Ph.D Title: Chief Executive Office	SUPERNUS PHARMACEUTICALS, INC. Signed:/s/ Jack A. Khattar Name: Jack A. Khatta Title: Chief Executive Office
[Signature Page to Option Agreement]
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